Exhibit 10.1

UNICOIN ASSET SWAP AGREEMENT

This Unicoin Asset Swap Agreement (“Agreement”) is executed this 16th day of October 2023 (“Effective Date”), between Unicoin Inc., a Delaware corporation, having its mailing address at 228 Park Ave South, 16065, New York, NY 10003 (“Unicoin” or the “Company”) and Five Island Lands Trust, represented by Kenroy Samuel, its Trustee, and attorney-at-law, having his address at 93 Maitland Avenue Paterson New Jersey 07502 (“Investor”), hereafter collectively referred to as the “Parties”.

WHEREAS, the Investor is duly empowered and has the full and complete authority to execute the acquisition and swap of the two (2) parcels of land of the Estate of Keith Edwards, Deceased, officially registered in the Lands Registry of Antigua and Barbuda as follows:

●	Registration Section: Five Islands

●	Blocks: 54 1090A / 54 1290A

●	Parcels: 4 and 8

●	Acreage: 100 Acres + 294.57 Acres = 394.57 Acres (17,187,469.2 Square Feet) hereafter referred to as the “Assets”.

WHEREAS, Investor wishes to acquire Unicoins (a Cryptocurrency issued by the Company) in exchange for one-hundred (100%) ownership of the Assets, subject to the terms and conditions described herein.

1.0	DEFINITIONS

(a)	“Agreement”: these terms and conditions.

(b)	“Contributions/Contributing”: payment in the form of the Assets described in Exhibit B, the transfer of which are recognized by the Company and becomes legally binding on the Effective Date in return for the issuance of unicoins to the Investor in Escrow, pending title transfer and recording of the Assets to the Company pursuant to applicable local regulations, as agreed between the Parties.

(c)	“unicoins”: the unicoin cryptographic security token issued by the Company

(d)	“Effective Date”: the first day when this Agreement is digitally signed by both Parties.

(e)	“Initial Coins Offering (ICO):” The launch date of the unicoins issuance, as coordinated with the cryptocurrency exchanges for the public offering of the secondary market trading.

(f)	“ICO Date:” The Company, as the “Issuer” of unicoins, warrants that the ICO shall be launched on or before the 15th day of November 2023.

(g)	“Swap Price”: the pre-ICO unit price of each unicoins, negotiated between the Parties is fifty cents United States currency (US $0.50) per unicoin.

(h)	“Risk Factors”: the non-exhaustive list of material risk factors contained in the Company Private Placement Memorandum.

(i)	“Retractable”: an option exercisable by the Investor, that redeems consideration, if the planned ICO does not take place, as agreed between the Parties.

(j)	“Escrow”: A legal/financial arrangement wherein the Company agrees to release custody of unicoins to the Investor in accordance with the instructions, terms, and conditions agreed between the Parties.

(k)	“Settlement Date”: The date in which the Parties have met all conditions to fully exchange the titles of the Assets for unicoins.

(l)	“Recording Date”: The date on which confirmation of the physical recording of the title transfer of the Assets to the Company.

2.0	INTERPRETATION.

In this Agreement:

2.1	The clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

2.2	Any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organizations, governments, states, governmental or state agencies, foundations, and trusts;

3.0	PRICE / ASSETS FOR UNICOINS SWAP

3.1	The Parties agree that the Assets shall have a valuation of six hundred and eighty million United States dollars (US $680,000,000.00) plus a forty percent (40%) premium, totaling nine hundred and fifty-two million United States dollars (US $952,000,000.00), as the “Assets Value”. In consideration of payment of the Contribution and Swap Price, the Company shall allocate and transfer to the Investor one billion nine hundred and four million (1,904,000,000) unicoins.

(a)	The Investor shall execute all forms, documents, and payments, and undertake all diligences to ensure the secure and lawful title transfer of the Assets to the Company.

(b)	To ensure the timely title transfer of the Assets to Unicoin, on the first business day after the ICO Date the Company shall transfer to the custody of the Investor, the number of unicoins equivalent to ninety-five million two hundred thousand United States dollars (US $95,200,000 or 10% of the pre-ICO Asset Value, as (the “Initial Liquidation”) of the unicoins held in the name of the Investor, for payment of outstanding taxes, stamp duties, fees, costs, commissions, and disbursements.

(c)	The Investor shall immediately execute all forms, documents, and payments, and undertake diligence to ensure the timely, secure, and lawful title transfer of the Assets to the Company.

(d)	The Parties agree to afford the Investor reasonable time to effectuate the secure and lawful recording and title transfer of the Assets to the name of the Company in the Land Registry of Antigua and Barbuda.

(e)	The Company pledges to assist the Investor in facilitating a Cold Storage to house the unicoin holding of the Investor and its associates.

(f)	In the event that the ICO Date is not met, the Parties shall negotiate a new ICO Date in good faith, which shall be within forty-five (45) days of the original ICO Date.

3.2	The Parties agree that receipt of the agreed number and value of unicoins as consideration for the title transfer of the Assets shall constitute full performance.

3.3	On the first business day following the ICO Date and upon the Initial Liquidation of unicoins, the Investor shall immediately transfer the payment of all relevant land taxes, stamp duties, fees, costs, commissions, and disbursements to the corresponding parties, including the Inland Revenue Department of Antigua and Barbuda and apply for the titles of the Assets to be validly transferred to the Company expeditiously as agreed between the Parties.

4.0	REPRESENTATIONS

4.1	Investor has full legal capacity, power, and authority to execute and deliver this Agreement and to perform his obligations hereunder.

4.2	This Agreement constitutes a valid and binding obligation of the Parties, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.3	This Agreement does not constitute an offer, promotion, invitation or solicitation for investment purposes, and the private placement memorandum for Unicoin’s ongoing pre-sale, as well as its filings with the U.S. Securities and Exchange Commission, contain a description of the unicoins and the risks involved in acquiring unicoins.

4.4	The Parties acknowledge and agree that each has sufficient knowledge and experience in technology, financial, and business matters and that each is capable of evaluating the merits and risks of entering into this agreement and is able to bear the economic risk of such participation for an indefinite period of time.

4.5	Investor declares that Investor is NOT a “U.S. Person” as defined in Regulation S of the Securities Act of 1933, as amended, or

4.6	By signing this Agreement and/or by receiving, using, and holding unicoins, Investor represents and warrants that he:

(a)	understands and agrees that he will be responsible for the payments of all land taxes, stamp duties, fees, costs, commissions, and disbursements to ensure the secure and lawful title transfer of the Assets to the Company as agreed between the Parties;

(b)	understands that the value of unicoins may experience volatility or depreciate;

(c)	will cooperate fully with Unicoin and execute any additional forms, documents, or agreements necessary to legally secure, the title transfer of the Assets to the Company.

5.0	PROVISION OF INFORMATION, TERMINATION & RETURN OF CONTRIBUTIONS

The Parties acknowledge and agree that each is a sophisticated businessperson who has performed its due diligence and has agreed to enter into this Agreement. However, the Parties may challenge this Agreement in the event that there is valid evidence of:

(i)	fraud, material misrepresentations, or omissions made regarding the Contribution by the Investor or the unicoins by the Company, or

(ii)	the Company’s inability to deliver the unicoins to the Investor or failure to effect the planned ICO, or

(iii)	Investor’s inability to ensure the secure and lawful title transfer to the Assets to the Company within a commercially reasonable time.

As part of the final settlement and closure, the Parties shall execute a “Certificate of Compliance” ratifying their full satisfaction and releasing and waiving future claims against the other Party.

6.0	TERM.

This Agreement will take effect from the Effective Date and continue until terminated in accordance with the terms and conditions of this Agreement.

7.0	LIABILITIES

7.1	Liability Limitations

The Company’s obligations under this Agreement do not constitute personal obligations of the officers, directors, employees, or agents of the Company. The Company’s liability arising under this Agreement, whether in contract, tort (including negligence), or for breach of statutory duty or in any other way shall only be for direct damages and shall not exceed the Contribution.

8.0	MISCELLANEOUS

8.1	All notices pertaining to this Agreement will be given to email addresses used by the Parties to Docusign this Agreement.

8.2	Governing Law

This Agreement (including any variation or modification thereto) shall be governed by and construed in accordance with the laws of the State of Delaware in Delaware Courts.

8.3	Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective only to the extent of such invalidity, or unenforceability, without invalidating the remainder of this Agreement or any other provision hereof.

8.4	Entire Agreement

This Agreement embodies the complete agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior or subsequent oral or written agreement or understanding between the parties in relation to such subject matter.

8.5	Reliance and Waiver

The parties acknowledge and agree that in entering into this Agreement, they have not relied on any statement, representation, guarantee warranty, understanding, undertaking, promise, or assurance (whether negligently or innocently made) of any person (whether a party to this Agreement or not) other than as expressly set out in the Agreement. Each party irrevocably and unconditionally waives all claims, rights, and remedies that, but for this clause, it might otherwise have had in relation to any of the foregoing. Nothing in this clause shall limit or exclude any liability for fraud.

8.6	Force Majeure

Neither Party will be liable for any failure or delay in performing an obligation under this Agreement that is due to any of the following causes (“Force Majeure”), to the extent beyond its reasonable control: acts of God, accident, riots, war, terrorist act, epidemic, pandemic, quarantine, civil commotion, breakdown of communication facilities, breakdown of web host, breakdown of internet service provider, natural catastrophes, governmental acts or omissions, changes in laws or regulations, national strikes, fire, explosion, or generalized lack of availability of raw materials or energy.

For the avoidance of doubt, Force Majeure shall not include:

(a)	financial distress nor the inability of either party to make a profit or avoid a financial loss,

(b)	changes in market prices or conditions, or

(c)	a Party’s financial inability to perform its obligations hereunder.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused their proper and duly authorized officers to execute and deliver this document as of the day and year first the last Party signs it.

By:	/s/ Alex Konanykhin	By:	/s/ Kenroy Samuel
Alex Konanykhin, CEO		Kenroy Samuel, Trustee

E-mail:	ak@unicoin.com	E-mail:	drsamuelken@gmail.com
Dated:	This 16th day of October 2023	Dated:	This 16th day of October 2023